Exhibit 99.1

NEWS RELEASE for May 14, 2025

Contact: Dina Masi, CFO

   Integrated BioPharma, Inc.

   investors@ibiopharma.com

   888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2025

HILLSIDE, NEW JERSEY (May 14, 2025) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended March 31, 2025.

Revenue for the quarter ended March 31, 2025 was $13.9 million compared to $13.1 million for the quarter ended March 31, 2024, an increase of $0.8 million or 6.1%.  The Company had operating income in the quarter ended March 31, 2025 of approximately $0.7 million compared to $0.4 million in the quarter ended March 31, 2024.

Revenue for the nine-month period ended March 31, 2025 was $40.2 million compared to $37.6 million for the nine-month period ended March 31, 2024, an increase of $2.6 million or 6.9%.  The Company had operating income for the nine-month period ended March 31, 2025 of approximately $1.4 million and an operating loss of approximately $0.2 million for the nine-month period ended March 31, 2024.

For the quarters ended March 31, 2025 and 2024, the Company had net income of approximately $0.6 million and $0.3 million, respectively.  The Company’s net income per share of common stock and diluted net income per share of common stock for the quarters ended March 31, 2025 and 2024 were $0.02 and $0.01 per share of common stock, respectively.

For the nine-month periods ended March 31, 2025 and 2024, the Company had net income of approximately $1.0 million and a net loss of approximately $0.2 million, respectively.  The Company’s net income (loss) per share of common stock and diluted net income (loss) per share of common stock for the nine months ended March 31, 2025 and 2024 were $0.03 and $(0.01), respectively.

“Our revenues increased by 6.9% in the nine months ended March 31, 2025 compared to the comparable period a year ago.   Our revenue from our two largest customers in our Contract Manufacturing Segment represented approximately 83% and 90% of total revenue in the nine-month period ended March 31, 2025 and 2024, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We are happy to report that while focusing on our core business we were able to expand our customer base over the past year and increase our revenue,” the Co-CEOs further stated.

A summary of our financial results for the three months and nine months ended March 31, 2025 and 2024 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024

Total revenue	$13,947	$13,147	$40,178	$37,571
Cost of sales	12,396	11,899	36,085	34,971
Gross profit	1,551	1,248	4,093	2,600
Selling and administrative expenses	812	893	2,662	2,751
Operating income (loss)	739	355	1,431	(151)
Other income (expense), net	39	(3)	36	5

Income (loss) before income taxes	778	352	1,467	(146)
Income tax expense, net	167	67	481	10
Net income (loss)	$611	$285	$986	$(156)

Net income (loss) per common share:
Basic	$0.02	$0.01	$0.03	$(0.01)
Diluted	$0.02	$0.01	$0.03	$(0.01)
Weighted average common shares outstanding:
Basic	30,300,720	30,099,610	30,190,869	30,054,883
Diluted	31,514,591	30,764,222	30,960,916	30,054,883

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation, including inflationary pressures from any tariffs, and tightened labor markets; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.